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                                                                    EXHIBIT 12.2



                              POST PROPERTIES, INC.
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS


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                                                                                       Year Ended December 31,
                                          ---------    ---------    --------------------------------------------------------------
                                            2000         1999         1999         1998         1997         1996         1995
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Pre-tax income (loss) from
continuing operations                     $  27,933    $  24,847    $ 104,975    $  88,950    $  54,947    $  43,469    $  29,988
Minority interest in the income of
subsidiary with fixed charges                 4,720        2,992       14,449       11,511       11,131        9,984        8,429
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                             32,653       27,839      119,424      100,461       66,078       53,453       38,417
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Fixed Charges:
     Interest incurred and amortization
       of debt discount and premium on
       all indebtedness                      16,653       12,157       56,105       48,189       35,205       27,916       29,714
    Rentals - 33.34%                            681          596        2,385        2,220        1,686          939          405
    Preferred dividends required of
    consolidated subsidiaries                 1,400                     1,851
                                          ---------    ----------------------    ---------    ---------    ---------    ---------
        Total fixed charges                  18,734       12,753       60,341       50,409       36,891       28,855       30,119
                                          ---------    ----------------------    ---------    ---------    ---------    ---------
Earnings before income taxes,
    minority interest and fixed charges      51,387       40,592      179,765      150,870      102,969       82,308       68,536
Adjustment for capitalized interest          (5,567)      (4,599)     (21,417)     (15,707)      (9,567)      (4,443)      (5,653)
    Preferred dividends required of
    consolidated subsidiaries                (1,400)                   (1,851)
                                          ---------    --------------------------------------------------------------------------
       Total earnings                     $  44,420    $  35,993  # $ 156,497    $ 135,163    $  93,402    $  77,865    $  62,883
                                          =========    ==========================================================================

RATIO OF EARNINGS TO FIXED CHARGES              2.4          2.8          2.6          2.7          2.5          2.7          2.1
    AND PREFERRED DIVIDENDS               =========    =========    =========    =========    =========    =========     ========
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